Exhibit 10.13

EXECUTIVE SEVERANCE AGREEMENT

Dear :

Owens & Minor, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below on or after a “Change in Control” (as defined in Section 2).

1.	Term of Agreement.

(a) The Initial Term of this Agreement shall commence on January 1, 2011, and shall end on December 31, 2011. Commencing January 1, 2012, and each other January 1 thereafter, the term of this Agreement shall be automatically extended for one additional year unless the Company, not later than September 30 of the preceding year, shall have given you written notice (a “Nonrenewal Notice”) that it does not wish to extend this Agreement. For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension pursuant to the preceding sentence or the following Paragraph 1(b).

(b) Paragraph 1(a) to the contrary notwithstanding, if a Change in Control occurs during the Term of this Agreement, the Term shall be extended, i.e., this Agreement shall continue in effect, for a period not less than twenty-four (24) months after the month in which the Change in Control occurs.

(c) Paragraph 1(a) to the contrary notwithstanding, the Company may not give a Nonrenewal Notice during the period beginning on the date a Potential Change in Control occurs and ending on the earlier of (i) the date that is twelve (12) months after the date the Potential Change in Control occurs or (ii) the date a Change in Control occurs.

(d) Notwithstanding any other provision of this Paragraph 1, the Term of this Agreement shall end, i.e., this Agreement shall cease to be in effect [(other than Paragraphs 5 and 11 which shall continue to apply)] if, before a Change in Control or Potential Change in Control your position with the Company is changed such that you no longer serve in your current position with the Company or a more senior position.

2.	Change in Control; Potential Change in Control.

(a) No benefits shall be payable hereunder unless there is a Change in Control during the Term of this Agreement. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any employee benefit plan of the Company or any subsidiary of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that an increase in the percentage of beneficial ownership in the Company’s voting securities of a “person” (as hereinabove defined) on account of acquisitions of Company securities by the Company, a subsidiary or any employee benefit plan of the Company or a subsidiary, shall be disregarded;

(ii) individuals who, as of January 1, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director after January 1, 2011, shall be considered as though such individual was a member of the Incumbent Board if the individual’s election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; and provided further that any individual whose initial service as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as hereinabove defined) shall not be considered a member of the Incumbent Board;

(iii) there is a merger or consolidation of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b) For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) any “person” (as hereinabove defined) (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii) any “person” (as hereinabove defined), other than an employee benefit plan of the Company or a subsidiary of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company’s then outstanding securities, increases his beneficial ownership of such securities by 3 percentage points or more over the percentage so owned by such person on the date hereof; provided, however, that an increase in a person’s percentage of beneficial ownership in the Company’s voting securities on account of acquisitions of Company securities by the Company, a subsidiary or any employee benefit plan of the Company or a subsidiary shall be disregarded; or

(iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

(c) You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company until the earliest of (i) the date which is 180 days from the occurrence of such Potential Change in Control of the Company, (ii) the termination by you of your employment by reason of a physical or mental illness or physical injury which has lasted, or can be expected to last, at least six months or (iii) the date on which your employment is terminated by the Company.

3.	Termination Following Change in Control.

(a) General. If a Change in Control occurs during the Term of this Agreement, you shall be entitled to the benefits provided in Paragraph 4(b) upon the termination of your employment during the Term of this Agreement if termination is (i) by the Company for other than Cause after a Change in Control, (ii) by you for Good Reason after a Change in Control or [(iii) by the Company for other than Cause no more than 90 days before a Change in Control]. You shall not be entitled to the benefits provided in Paragraph 4(b) if (i) your employment with the Company is terminated for any reason before a Change in Control [other than a termination by the Company for other than Cause no more than 90 days before a Change in Control] or (ii) your employment with the Company is terminated on or after a Change in Control on account of your death, physical or mental illness or physical injury, by the Company for Cause or by you for any reason other than for Good Reason.

(b) Cause. Termination by the Company of your employment for “Cause” shall mean termination (i) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or physical injury or any such actual or anticipated failure after you give a Notice of Termination (as defined in Paragraph 3(d)) for Good Reason (as defined in Paragraph 3(c)), or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless (i) the Company gives you a written Notice of Termination specifying the grounds that it asserts constitute Cause, (ii) you fail to cure or remedy those grounds to the satisfaction of the Company within thirty (30) days of the Company’s notice and (iii) following the thirty (30) day period the Board adopts and delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above and specifying the particulars thereof in detail and that the conduct was not cured or remedied during the thirty (30) day period.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, after a Change in Control, the occurrence of any of the following circumstances without your express written consent:

(i) a material diminution in your authority, duties or responsibilities as compared to your authority, duties and responsibilities immediately prior to the Change in Control;

(ii) a material reduction in your annual base salary and/or your target bonus opportunity (including any material adverse change in the formula for such annual bonus target) as in effect immediately prior to the Change in Control, or as the same may be increased from time to time thereafter (other than a reduction in annual base salary and/or target bonus opportunity of not more than ten percent (10%) and that is applied equally to all officers of the Company and/or all officers of the surviving entity in the Change in Control);

(iii) any requirement of the Company that you (A) be based more than 35 miles from the Company office at which you are principally employed immediately prior to the date of the Change in Control or

(B) travel on the Company’s business to an extent substantially greater than your travel obligations immediately prior to the Change in Control;

(iv) the failure by the Company to pay to you any portion of your current compensation or compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

(v) a material reduction in the benefits that you have earned or may earn under “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or a material reduction in the benefits provided under health or medical plans, in either case as compared to the terms of any such plans in which you are eligible to participate immediately prior to the Change in Control;

(vi) a change in your reporting relationship such that (A) if immediately before the Change in Control you report directly to the Company’s Chief Executive Officer, on or after the Change in Control you do not report directly to the Company’s Chief Executive Officer or (B) if immediately before the Change in Control you report directly to the Board, on or after the Change in Control you do not report directly to the Board;

(vii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(viii) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 3(d) below, which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness or physical injury. A termination will not be for Good Reason unless you give the Company written Notice of Termination specifying the grounds that you assert constitute Good Reason within ninety (90) days after the initial existence of those grounds and the Company fails to cure or remedy those grounds within thirty (30) days of your notice.

(d) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(e) Date of Termination. “Date of Termination” pursuant to Paragraph 3(b) or 3(c) shall mean, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of termination for Good Reason shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given).

4.	Compensation Upon Termination

If a Change in Control occurs during the Term of this Agreement, you shall be entitled to the following benefits upon termination of your employment, provided that such termination occurs during the Term:

(a) If your employment ends for any reason other than a termination by the Company for other than Cause or by you for Good Reason, the Company shall pay you your full base salary through the Date of

Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any retirement, insurance or other compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(b) If your employment by the Company is terminated by the Company other than for Cause, either after a Change in Control or no more than 90 days before a Change in Control, or if you terminate your employment for Good Reason after a Change in Control, you shall be entitled to the benefits provided below, subject to the provisions of Section 5:

(i) the Company shall pay you (A) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; (B) a lump sum cash payment equal to the amount of your annual incentive bonus cash award payable during the fiscal year of your Date of Termination, calculated assuming performance at the target level and prorated to reflect the number of months of such fiscal year elapsed through the Date of Termination; and (C) all other amounts to which you are entitled under any compensation plan of the Company, including the Company’s supplemental executive retirement plan, at the time such payments are due;

(ii) in lieu of any further salary payments to you for periods after the Date of Termination, the Company shall pay you a lump sum severance payment equal to

[Category A officers —2.99 times]

[Category B officers —2.00 times]

the sum of (A) the greater of (1) your annual rate of base salary in effect on the Date of Termination or (2) your annual rate of base salary in effect immediately prior to the Change in Control and (B) the greater of (1) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding the Date of Termination or (2) the average of the last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to you preceding such Change in Control;

(iii) the Company shall pay you all reasonable legal fees and expenses incurred by you as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by a court of competent jurisdiction to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”);

(iv) the Company shall pay you an amount equal to 24 times the difference between (1) the monthly premium for continued health plan coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), i.e., “COBRA,” for the health plan coverage in effect for you and your dependents on the Date of Termination minus (2) the monthly premium for such coverage paid by active employees of the Company; and

(v) the Company shall pay you an amount equal to 24 times the monthly premium that you would pay if you convert your Company-provided life insurance coverage to individual life insurance coverage (regardless of whether you convert to individual coverage).

The amount payable under this Paragraph 4(b) shall be paid in a single cash payment, less applicable income and employment taxes, within five business days after the Date of Termination.

(c) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5.	Restrictive Covenants.

(a) When used in this Section 5, the following terms shall have the meanings specified:

(i) “Confidential Information” shall mean any data or information with respect to the business conducted prior to the Change in Control by the Company, its divisions, subsidiaries and affiliates that is material to the Company’s business operations and is not generally known to the public. Without limitation and to the extent consistent with the foregoing, Confidential Information includes any information that is confidential and proprietary to the Company, including but not limited to: (A) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures and financing methods of the Company, together with any specific and proprietary techniques utilized by the Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Company; (B) the business plans and financial statements, reports and projections of the Company prior to the Change in Control; (C) research or development projects or results; (D) identities and addresses of consultants, customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company; (E) information concerning trade secrets of the Company; and (F) information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of the Company. Confidential information includes any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others.

(ii) “Person” shall mean any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, natural person, and any other entity that may be treated as a person under applicable law.

(iii) “Prohibited Business” shall mean any Person who competes with the Company in the business of (a) medical/surgical supply distribution and supply chain inventory management services for providers of healthcare or manufacturers/suppliers of healthcare products, (B) selling or distributing healthcare products directly to the homes of consumers or (C) other services in competition with the services sold or being definitively planned or developed by the Company at the time of the Change in Control. However, nothing in the agreement shall be construed to prohibit you from involvement with any aspect of a portion of a Prohibited Business that is not competitive to the business operations of the Company prior to or at the time of the Change in Control.

(iv) “Restricted Area” shall mean the cities and counties within the United States of America.

(b) In consideration of the Company’s obligation to pay the severance benefits described in Paragraphs 4 (b) (ii), (iii), (iv) and (v) in accordance with this Agreement, you agree that during your employment and for a period of twelve (12) months following your Date of Termination from the Company, you will not compete with the Company within the Restricted Area by directly or indirectly performing for or providing to a Prohibited Business the same or similar duties or services that you performed for the Company within the last twelve (12) months preceding the Change in Control.

(c) In consideration of the Company’s obligation to pay the severance benefits described in Paragraphs 4 (b) (ii), (iii), (iv) and (v) in accordance with this Agreement, independent of the foregoing provisions, you agree that during your employment and for a period of twelve (12) months following your Date of Termination from the Company, you will not directly or indirectly, market, sell, attempt to sell, provide or attempt to provide any products or services that compete with those products or services sold or provided by the Company to any Person who is a customer of the Company during the twelve (12) months of employment prior to the Change in Control or a prospective customer with whom the Company has had written contact with the six (6) months preceding the Change in Control.

(d) In consideration of the Company’s obligation to pay the severance benefits described in Paragraphs 4 (b) (ii), (iii), (iv) and (v) in accordance with this Agreement, independent of the foregoing provision, you agree that during your employment and for a period of twelve (12) months following your Date of Termination with the Company, you will not directly or indirectly, cause any Person to terminate, reduce, alter, divert, reject or refuse business with the Company.

(e) In consideration of the Company’s obligation to pay the severance benefits described in Paragraphs 4 (b) (ii), (iii), (iv) and (v) in accordance with this Agreement, independent of the foregoing provisions, you agree that during your employment and for a period of twelve (12) months following your Date of Termination from the Company, you will not, directly or indirectly, hire or attempt to hire any employee of the Company, nor will you directly or indirectly, encourage or otherwise contact any person employed by the Company to voluntarily terminate his or her employment with the Company or to cease providing service to or on behalf of the company.

(f) You acknowledge and understand that during your employment you will be making use of, acquiring or adding to the Company’s Confidential Information. In order to protect the Confidential Information, you agree that you will not in any way utilize any of the Confidential Information except in connection with your efforts for and on behalf of the Company. You agree that you will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. Except as expressly authorized in writing by the Company, you will not at any time, copy, reproduce or remove from the Company’s premises the original or any copies of Confidential Information, and you will not at any time disclose any Confidential Information to anyone. You agree to surrender and return to the Company any and all Confidential Information in your possession or control as of your Date of Termination.

(g) You acknowledge and understand that the Company has a legitimate business interest in preventing you from taking any actions in violation of this Section 5 and that this Section 5 is intended to protect the business and good will of the Company. You further acknowledge that a breach of the provisions in this Section 5 will irreparably and continually damage the Company. You therefore agree that in the event you violate any of the terms of this Section 5, the Company will be entitled to seek injunctive relief, specific performance or other equitable remedies, breach of contract and such other causes of action for damages that may be available under the law.

(h) This Section 5 is intended to limit your right to compete only to the extent necessary to protect the Company from unfair competition. You acknowledge that you will be reasonably able to earn a livelihood without violating the terms of this Section 5. If any of the provision of this Section 5 should be deemed to exceed the time, geographic area or activity limitations permitted by applicable law, you agree that such provision may be reformed to the maximum time, geographic area and activity limitations permitted by the applicable law, and authorize a court or other trier of fact having jurisdiction to so reform such provisions.

(i) You acknowledge and understand that each subsection of this Section 5, and each provision and clause of each subsection, shall be regarded as separate and independent contractual provisions. The invalidity of any subsection, provision or clause shall not affect the other subsections, provisions or clauses and this Section 5 shall be construed in all respects as if such invalid or unenforceable subsection, provision or clause were omitted. If any subsection, provision or clause should be found unenforceable by a court of competent jurisdiction, it shall not impair the enforceability of the other subsections, provisions or clauses of this Section 5.

6.	Code Section 280G.

(a) The severance pay and other payments, distributions and benefits provided by the Company to or for your benefit pursuant to this Agreement and under other plans, programs, and agreements may constitute Parachute Payments that are subject to the “golden parachute” rules of Code section 280G and the excise tax of Code section 4999. The Company and you intend to reduce any Parachute Payments (but not any payment, distribution or other benefit that is not a Parachute Payment) if, and only to the extent that, a reduction will allow you to receive a greater Net After Tax Amount than you would receive absent a reduction. The remaining provisions of this subsection describe how that intent will be effectuated.

(b) The Accounting Firm will first determine the amount of any Parachute Payments that are payable to you. The Accounting Firm will also determine the Net After Tax Amount attributable to your total Parachute Payments.

(c) The Accounting Firm will next determine the amount of your Capped Parachute Payments. Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to your Capped Parachute Payments.

(d) You will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield you a higher Net After Tax Amount, in which case you will receive the Capped Parachute Payments. If you will receive the Capped Parachute Payments, your total Parachute Payments will be adjusted by first reducing any benefits that are not subject to Code section 409A and by next reducing any benefits that are subject to Code section 409A (in each case with the reductions first coming from cash benefits and then from noncash benefits). The Accounting Firm will notify you and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send you and the Company a copy of its detailed calculations supporting that determination.

(e) As a result of any uncertainty in the application of Code sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 6, it is possible that amounts will have been paid or distributed to you that should not have been paid or distributed under this Section 6 (“Overpayments”), or that additional amounts should be paid or distributed to you under this Section 6 (“Underpayments”). If the Accounting Firm determines, based on either controlling precedent, substantial authority or the assertion of a deficiency by the Internal Revenue Service against you or the Company, which assertion the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then you shall have an obligation to pay the Company upon demand an amount equal to the sum of the Overpayment plus interest on such Overpayment at the prime rate provided in Code section 7872(f)(2) from the date of your receipt of such Overpayment until the date of such repayment; provided, however, that you shall be obligated to make such repayment if, and only to the extent, that the repayment would either reduce the amount on which you are subject to tax under Code section 4999 or generate a refund of tax imposed under Code section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify you and the Company of that determination and the Company will pay the amount of that Underpayment to you promptly in a lump sum, with interest calculated on such Underpayment at the prime rate provided in Code section 7872(f)(2) from the date such Underpayment should have been paid until actual payment.

(f) All determinations made by the Accounting Firm under this Section 6 are binding on you and the Company and must be made as soon as practicable but no later than thirty days after your Date of

Termination. Within thirty days after your Date of Termination, the Company will pay to you the severance pay under Section 4 or the reduced Severance Amount as calculated by the Accounting Firm pursuant to Section 6.

(g) For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i) “Accounting Firm” means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall be entitled to appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If, however, such firm declines or is unable to undertake the determinations assigned to it under this Agreement, then “Accounting Firm” shall mean such other independent accounting firm mutually agreed upon by the Company and you.

(ii) “Capped Parachute Payments” means the largest amount of Parachute Payments that may be paid to you without liability for any excise tax under Code section 4999.

(iii) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code sections 1, 3101(b) and 4999 and any state or local income taxes applicable to you as in effect on the date of the payment under Section 6 of this Agreement. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

(iv) “Parachute Payment” means a payment that is described in Code section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment shall be determined in accordance with Code section 280G and the regulations promulgated thereunder, or, in the absence of final regulations, the proposed regulations promulgated under Code section 280G

7.	Successors: Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and to receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

8.	Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.	Code Section 409A.

This Agreement and the benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring your consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 6, the Board shall modify this Agreement in the least restrictive manner necessary. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of your termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after your “separation from service” (as determined under Treasury Regulation section 1.409A-1(b)); provided, however, that if you are a “specified employee” (as determined under Treasury Regulation section 1.409A-1(i)), any payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of your separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of your estate following your death.

10.	Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the initial or any extension term of this Agreement if benefits have become payable under such section before such expiration.

11.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the Commonwealth of Virginia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid the benefits described in Paragraph 4(b) during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.	Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

15.	Effective Date.

This Agreement shall become effective as of the date set forth above. If this letter sets forth our agreement on the subject matter thereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

_________________________________

[Name]

[Title]

Agreed as of the ______ day

of ____________, ___________